Exhibit 10.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE BIOSCRIP, INC.	)	CONSOLIDATED
STOCKHOLDER LITIGATION	)	C.A. No. 10893-VCG
)

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (“Memorandum”) is entered into as of April 30, 2015, by and among the parties to the action captioned In re BioScrip Stockholder Litigation, pending before the Court of Chancery of the State of Delaware (the “Court of Chancery” or the “Court”) under Consolidated C.A. No. 10893-VCG (the “Action”), to document the agreement in principle for the settlement of the Action on the terms and subject to the conditions set forth herein;

WHEREAS, on March 9, 2015, the Board of Directors (the “Board”) of BioScrip, Inc. (“BioScrip” or the “Company”) announced that it had entered into a Securities Purchase Agreement (the “Purchase Agreement” and together with the related agreements contemplated thereby, the “Transaction”) with certain affiliates of Coliseum Capital Management, LLC, including Coliseum Capital Partners, L.P., and Coliseum Capital Partners II, L.P., as well as Blackwell Partners, LLC (collectively, “Coliseum”) (hereinafter, the term “Defendants” shall refer to BioScrip, the Board and the Coliseum parties other than Blackwell Partners, LLC (“Blackwell”));

WHEREAS, pursuant to the Purchase Agreement BioScrip issued and sold to Coliseum for $62.5. million: (i) 625,000 shares of Series A Convertible Preferred Stock, par value $0.0001 per share (“Preferred Stock”), (ii) 1,800,000 Class A Warrants to purchase BioScrip common stock for $5.295 per share (the “Class A Warrants”), and (iii) 1,800,000 Class B Warrants to purchase BioScrip common stock for $6.595 per share (the “Class B Warrants” and, together with the Class A Warrants, the “Warrants”);

WHEREAS, the terms of the Preferred Stock and Warrant Agreement contain caps on the conversion of the Preferred Stock and exercise of the Warrants (the “Conversion Caps”) and a cap on voting power (the “Voting Cap”) that prevent the issuance of common shares if a single holder would own or vote more than 19.99% of the common stock or have more than 19.99% of the voting power (the “Caps”);

WHEREAS, the terms of the Preferred Stock provide that, if the BioScrip stockholders do not, on or before September 30, 2015, approve elimination of the Caps (the “Stockholder Approval”), the dividend rates on the Preferred Stock will increase (the “Dividend Rate Adjustment”) from 8.5% to 13.5% for cash dividends and from 11.5% to 16.5% if the dividend is accrued and added to the liquidation preference of the Preferred Stock;

WHEREAS, on March 10, 2015, BioScrip announced a possible Rights Offering for BioScrip’s common stockholders, pursuant to which it would potentially distribute the rights to purchase units, which in the aggregate would total 200,000 shares of Preferred Stock, 576,000 Class A Warrants, and 576,000 Class B Warrants;

WHEREAS, on March 23, 2015, BioScrip and Coliseum entered into an Addendum to the Warrant Agreement (“Addendum”) pursuant to which: (i) Coliseum paid an additional $483,559; (ii) the exercise price of the Class A Warrants was reduced to $5.17 from $5.295; and (iii) the exercise price of the Class B Warrants was reduced to $6.45 from $6.595;

WHEREAS, on April 8, 2015, BioScrip filed with the United States Securities and Exchange Commission (“SEC”) a Definitive Proxy Statement (the “Proxy”) for an annual meeting noticed for May 11, 2015, and as may be adjourned from time to time (the “Annual Meeting”), that contains as Proposal 2 a vote relating to the Stockholder Approval for removal of the Conversion Caps and Voting Cap;

2

WHEREAS, on April 9, 2015, plaintiffs Lawrence Cline and Roger Rubin (“Plaintiffs”), each a stockholder of BioScrip, filed separate putative class actions styled, Cline v. BioScrip, Inc., et al., C.A. No. 10893-VCG and Rubin v. BioScrip, Inc., et al., C.A. No. 10895-VCG, respectively;

WHEREAS, Plaintiffs also moved, on April 9, 2015, to expedite proceedings and moved for a preliminary injunction;

WHEREAS, Plaintiffs claimed, among other things, that the vote on Proposal 2 is allegedly coercive and invalid under NASDAQ Rules, the Conversion Caps and Voting Caps are allegedly defective, the allegedly coercive vote on Proposal 2 could result in delisting of BioScrip’s common stock from NASDAQ, and the vote on Proposal 2 is allegedly invalid because the Proxy materials are purportedly misleading;

WHEREAS, on April 15, 2015, Plaintiffs filed a Motion to Consolidate Related Actions and Appoint Co-Lead Counsel, which the Court granted on April 17, 2015;

WHEREAS, on April 17, 2015, during a telephonic hearing, the Court granted Plaintiffs’ motion for expedited proceedings;

WHEREAS, on April 21, 2015, the Court so-ordered the dismissal of Blackwell from this Action in its entirety and without prejudice;

WHEREAS, the Court scheduled a hearing on Plaintiffs’ Motion for Preliminary Injunction for May 8, 2015, at 9:30 a.m.;

WHEREAS, counsel for Plaintiffs and counsel for Defendants in the Action have engaged in arm’s-length negotiations concerning a possible settlement of the Action;

3

WHEREAS, counsel for all parties to the Action have reached an agreement in principle, set forth in this Memorandum, providing for the settlement of the Action between and among Plaintiffs, on behalf of themselves, and on behalf of the putative Class (as defined below), and Defendants, on the terms and subject to the conditions set forth below (the “Settlement”);

WHEREAS, Plaintiffs’ Counsel believes that a settlement of the Action on the terms reflected in this Memorandum is fair, reasonable, adequate, and in the best interests of Plaintiffs and the putative Class;

WHEREAS, Defendants and Blackwell have denied, and continue to deny, that they have committed or aided and abetted in the commission of any violation of law or engaged in any of the alleged wrongful acts, and expressly maintain that they diligently and scrupulously complied with their fiduciary and other legal duties. Solely to avoid the costs, disruption and distraction of further litigation, Defendants and Blackwell have concluded that it is desirable that the claims against them be settled and dismissed on the terms reflected in this Memorandum and that settlement of the Action on the terms reflected in this Memorandum is fair, reasonable, adequate, and in the best interests of BioScrip and its stockholders;

NOW THEREFORE, as a result of the foregoing and the negotiations among counsel for the parties, the parties to the Action have agreed as follows this day of April 30, 2015:

1.           As a result of the negotiations between and among the parties, it is agreed that, in consideration for the full settlement and release of the Settled Claims (as defined below):

(a)           BioScrip will issue additional disclosures set forth in a Supplement to the Proxy for the Annual Meeting, to be transmitted to the stockholders no later than May 1, 2015, and in a form substantially similar to the one attached hereto as Exhibit A (the “Supplemental Disclosures”);

4

(b)           If Proposal 2 is approved at the Annual Meeting, the Conversion Caps and Voting Cap with respect to the Preferred Stock and Warrants will be removed, there will be no increase in the dividend rates for the Preferred Stock, and the Action will be dismissed with prejudice, subject to the Court’s approval of the Settlement;

(c)           If Proposal 2 is not approved at the Annual Meeting, the increased dividends provided in the terms of the Preferred Stock shall not go into effect unless the Court determines that the Conversion Caps, Voting Cap and Dividend Rate Adjustment are valid. Upon execution of this Memorandum, the parties shall jointly request a schedule that will allow a trial and final judgment to be entered in this Action no later than August 31, 2015 and will request that, the Court enter final judgment on or before that date;

(d)           If Proposal 2 is not approved at the Annual Meeting and the Court determines the Conversion Caps, Voting Cap and Dividend Rate Adjustment are valid, then those Caps will remain in effect and the increased dividends on the Preferred Stock will become effective on October 1, 2015;

(e)           BioScrip will commence the Rights Offering on or before June 30, 2015, subject to confirmation that a June 30, 2015 commencement is achievable in light of any required regulatory or other approvals. In exercising rights in the Rights Offering, any stockholder entitled to receive a fractional right consisting of at least ½ right will be rounded up to the nearest whole right (such rights resulting from rounding, the “Incremental Rights”), and any stockholder entitled to receive a fractional right consisting of less than ½ right will be rounded down to the nearest whole right (for example, a shareholder holding 400 shares of common stock would be entitled to one (1) right (1.16 rights rounded down) and a shareholder holding 600 shares of common stock would be entitled to two (2) rights (1.74 rights rounded up)); provided that, if the total number of units subscribed for exceeds 200,000, then each subscribing stockholder’s allocation of units will be reduced on such pro rata basis that results in a total subscription of 200,000 units; and

5

(f)           Without admitting any wrongdoing, Defendants and Blackwell acknowledge that the filing and prosecution of the Action and discussions with Plaintiffs’ Counsel were the sole cause of the terms of the Settlement.

2.           The parties to the Action will use their best efforts to agree upon, and execute prior to May 11, 2015, a formal stipulation of settlement (“Stipulation”) and to present the Stipulation to the Court along with such other documents as may be necessary and appropriate to obtain (i) the prompt approval by the Court of the Settlement, and (ii) subject to the terms of the Settlement including any final judgment based on the trial described in Paragraph 1 above, the dismissal with prejudice of the Action, in the manner contemplated herein and by the Stipulation; provided, however, that nothing herein shall be construed to permit dismissal of the Action unless and until either: (i) the BioScrip stockholders grant the Stockholder Approval of Proposal 2 as contemplated in Paragraph 1(b); or (ii) the Court issues a determination concerning the validity of the Conversion Caps, the Voting Cap and Dividend Rate Adjustment.

3.           Plaintiffs’ Motion for a Preliminary Injunction is withdrawn. All proceedings in the Action, which, without limitation and for the avoidance of doubt, includes any obligation of any third-party to respond to any subpoena or other discovery demand, shall be stayed until after the May 11, 2015 Annual Meeting. If the Stockholder Approval is not obtained at the Annual Meeting, proceedings related to the Court’s determination of the validity of the Conversion Caps, the Voting Cap and Dividend Rate Adjustment shall proceed on a schedule permitting a trial and final judgment of the Court no later than August 31, 2015.

6

4.           The Stipulation shall include, among other things, provisions for the following:

(a)           the conditional certification of the Action as a non opt-out class action pursuant to Court of Chancery Rules 23(b)(1) and (b)(2) on behalf of a Class consisting of all record and beneficial owners of BioScrip common stock during the period beginning on March 9, 2015, through the date of the consummation of the Rights Offering, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them (the “Class,” to be composed of “Class Members”). Excluded from the Class are Defendants and Blackwell, members of the immediate family of any Defendant or Blackwell, any entity in which a Defendant or Blackwell has or had a controlling interest, and the legal representatives, heirs, successors or assigns of any such excluded person;

(b)           an agreement to a form of notice to submit for Court approval (when approved by the Court, the “Notice”). BioScrip shall be responsible for providing Notice of the Settlement to the members of the Class and to the current stockholders of BioScrip in the form and manner directed by the Court. BioScrip or its insurer(s) shall cause to be paid all costs and expenses incurred in providing Notice of the Settlement to the Class Members and to the current stockholders of BioScrip;

7

(c)           the complete discharge, dismissal with prejudice on the merits, release of and settlement, to the fullest extent permitted by law, and a permanent injunction barring, any and all manner of claims, counter-claims, cross-claims, demands, rights, actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, costs, expenses, matters, and issues, known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, accrued or unaccrued, apparent or unapparent, known and unknown claims, of every nature and description whatsoever, against Defendants or Blackwell and their respective current or former predecessors, successors-in-interest, parents, subsidiaries, affiliates, representatives, agents, assigns or transferees and any person or entity acting for or on behalf of any of them and each of them, (including, without limitation, Cain Brothers & Company LLC, and any financial advisors, consultants, commercial bankers, investment bankers, accountants, insurers, reinsurers or attorneys, and any officers, directors, controlling persons and employees of any of them, as well as their respective successors and assigns) (collectively, the “Released Parties”), that have been or could have been asserted in the action or in any other proceeding against any Defendant or Blackwell by Plaintiffs, any member of the Class in his, her, or its capacity as a stockholder, or any of the Released Parties, in any forum, including class, derivative, individual, or other claims (including, but not limited to any claims arising under federal, state, foreign or common law, including the federal securities laws and any state disclosure law), which have arisen, or could have arisen, arise now or hereafter may arise out of or relate in any manner to the acts, events, facts, matters, transactions, occurrences, statements, representations, or any other matter whatsoever set forth in or otherwise related, directly or indirectly to, or concerning (i) the allegations, facts or circumstances asserted in the Action; (ii) any fiduciary obligations of any Defendant or Blackwell in connection with the Transaction or any deliberations, negotiations, or disclosures in connection therewith; (iii) the fees, expenses or costs incurred in prosecuting, defending or settling the Action, other than as provided in this Memorandum; (iv) the Purchase Agreement, (v) the Warrant Agreement, (vi) the Addendum, (vii) the Certificate of Designations (“COD”), (viii) the Rights Offering, or (ix) the disclosures in the Proxy and the Supplemental Disclosures (collectively, the “Settled Claims”); provided, however, that the Settled Claims shall not include: (i) if Proposal 2 is not approved at the Annual Meeting, Plaintiffs’ claims regarding the validity of the Conversion Caps, the Voting Cap and Dividend Rate Adjustment, which will be determined by the Court as set forth in Paragraph 1(c); and (ii) the right of the Plaintiffs or any members of the Class to enforce in the Court the terms of the Stipulation;

8

(d)           a statement that Defendants and Blackwell have denied, and continue to deny, that any of them have committed or have threatened to commit any violations of law or breaches of duty to the Plaintiffs, the Class or anyone else concerning the Settled Claims;

(e)           a statement that Defendants and Blackwell are entering into the Settlement solely because it will eliminate the uncertainty, distraction, burden and expense of further litigation;

(f)           a statement that Plaintiffs believe that their claims had merit when filed, continue to have merit and that Plaintiffs are settling the Settled Claims because they believe that the Settlement will provide substantial value to the stockholders of BioScrip;

(g)           a statement that each of the Released Parties shall fully, finally, and forever release, relinquish and discharge each and all of Plaintiffs, the Class Members, and Plaintiffs’ Counsel from all claims (including Unknown Claims) arising out of, relating to, or in connection with, the institution, prosecution, assertion, settlement or resolution of the Action or the Settled Claims;

(h)           a statement that Plaintiffs have concluded that the Settlement is fair and adequate, and that it is reasonable to pursue the Settlement based upon the terms and procedures outlined herein;

9

(i)           an Order, subject to further Order of the Court, that pending final determination of whether the Settlement should be approved, Plaintiffs (except to the extent contemplated by the Settlement) and all members of the Class, or any individually, are barred and enjoined to the maximum extent permitted under law from commencing, prosecuting, instigating or in any way participating in the commencement or prosecution of any action asserting any Settled Claims, either directly, representatively, derivatively or in any other capacity, against any Released Parties;

(j)           a statement that except for the limitations contemplated by Paragraphs 1(c) and 4(c): (i) the release contemplated by the Stipulation shall extend to claims that the parties granting the release (the “Releasing Parties”) do not know or suspect to exist at the time of the release, and which if known, might have affected the Releasing Parties’ decision to enter into the release; (ii) the Releasing Parties shall be deemed to relinquish, to the extent applicable, and to the full extent permitted by law, the provisions, rights and benefits of Section 1542 of the California Civil Code; and (iii) the Releasing Parties shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Plaintiffs acknowledge, and the members of the Class shall be deemed by operation of the entry of a final order and judgment approving the Settlement to have acknowledged, that the foregoing waiver was separately bargained for, is an integral element of the Settlement, and was relied upon by each and all of the Defendants and Blackwell in entering into the Settlement.

10

5.           This Memorandum shall be null and void and of no force and effect, unless otherwise agreed to by the parties pursuant to the terms hereof, if: (i) the Settlement does not obtain final approval by the Court for any reason; or (ii) the Court declines to certify a mandatory non-opt-out Class as requested in the Stipulation. In the event that this Memorandum shall become null and void as a result of either (i) or (ii) this Memorandum shall not be deemed to prejudice in any way the respective positions of the parties with respect to the Action, including without limitation Plaintiffs’ Counsel’s right to apply for attorneys’ fees and expenses based on benefits obtained in the Action and Defendants’ and Blackwell’s right to object to same.

6.           This Memorandum will be executed by counsel for the parties to the Action, each of whom represents and warrants that they have the authority from their client(s) to enter into this Memorandum and bind their clients thereto. Plaintiffs represent and warrant that they have been stockholders of BioScrip at all relevant times, that as of the date hereof, they continue to hold stock in the Company, and that none of their claims or causes of action referred to in any complaint in the Action or this Memorandum have been assigned, encumbered or in any manner transferred in whole or in part.

7.           This Memorandum, the Stipulation and the Settlement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to Delaware’s principles governing choice of law. The Settlement shall be submitted for approval only by the Court, and all fee applications must be made in the Court. The parties agree that any dispute arising out of or relating in any way to this Memorandum, the Stipulation or the Settlement shall not be litigated or otherwise pursued in any forum or venue other than the Court, and the parties expressly waive any right to demand a jury trial as to any such dispute.

11

8.           This Memorandum may be modified or amended only by a writing, signed by all of the signatories hereto, that refers specifically to this Memorandum.

9.           The provisions contained in this Memorandum shall not be deemed a presumption, concession or admission by any party of any fault, liability, wrongdoing, or any infirmity or weakness of any claim or defense, as to any facts or claims that have been or might be alleged or asserted in the Action, or any other action or proceeding that has been, will be, or could be brought, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in the Action, or in any other action or proceeding, whether civil, criminal or administrative, for any purpose other than as provided expressly herein.

10.         This Memorandum shall be binding upon and inure to the benefit of the parties and their respective agents, executors, heirs, successors and assigns.

11.         Subject to the terms and conditions of this Memorandum, the terms and conditions of the Stipulation contemplated hereby and subject to final approval of the Settlement and an award of attorneys’ fees and expenses by the Court, BioScrip, on behalf of itself and for the benefit of the other Defendants and Blackwell in the Action, or BioScrip’s insurance carrier, shall pay such fees and expenses as are awarded by the Court to Plaintiffs’ Counsel within thirty (30) days of the entry of an order awarding them, subject to Plaintiffs’ Counsel’s joint and several obligation to refund any amounts by which the fee award may be subsequently reduced upon appeal or by collateral attack. As of the signing of this Memorandum, Plaintiffs and Defendants (and Blackwell) have not discussed the amount of any such fee award. Any failure by the parties to reach agreement in the Stipulation on an amount of fees and expenses, or by the Court to approve the amount of such fees, shall not affect the validity of the Settlement. Except as provided in this Memorandum, the Released Parties shall bear no other expenses, costs, damages, or fees alleged or incurred by the named Plaintiffs, by any member of the Class, or by any of their attorneys, experts, advisors, agents or representatives. For avoidance of any doubt, Plaintiffs’ Counsel intends to, and nothing herein shall constitute waiver of, Plaintiffs’ Counsel’s right to seek an award of attorneys’ fees and expenses for claims settled pursuant to the Settlement.

12

12.         The parties to the Action will present the Settlement to the Court for hearing and approval as soon as reasonably practicable following dissemination of appropriate notice to Class members, and will use their individual and collective best efforts to obtain Final Court Approval of the Settlement and the dismissal of the Action with prejudice as to all Settled Claims in the Action and without costs to any party, except as expressly provided herein. As used herein, “Final Court Approval” of the Settlement means that the Court has entered an order approving the Settlement in accordance with the Stipulation, and such order is finally affirmed on appeal or is no longer subject to appeal and the time for any petition for reargument, appeal or review, by leave, certiorari, or otherwise, has expired.

13.         This Memorandum may be executed in any number of actual or telecopied counterparts and by each of the different parties on several counterparts, each of which when so executed and delivered will be an original. The executed signature page(s) from each actual or telecopied counterpart may be joined together and attached and will constitute one and the same instrument.

13

IN WITNESS WHEREOF, the parties have executed this Memorandum effective as of the date set forth above.

OF COUNSEL: KESSLER TOPAZ MELTZER & CHECK, LLP Lee D. Rudy Eric L. Zagar Michael C. Wagner Christopher M. Windover 280 King of Prussia Road Radnor, Pennsylvania 19087 (610) 667-7706

PRICKETT, JONES & ELLIOTT, P.A.

By: /s/ Corinne Elise Amato

Michael Hanrahan (#941)

Paul A. Fioravanti, Jr. (#3808)

Corinne Elise Amato (#4982)

1310 N. King Street

Wilmington, Delaware 19801

(302) 888-6500

Co-Lead Counsel for Plaintiffs

Lawrence Cline and Roger Rubin

OF COUNSEL: KIRKLAND & ELLIS LLP Jay P. Lefkowitz, P.C. Joseph Serino, Jr., P.C. Shireen A. Barday 601 Lexington Avenue New York, New York 10022 (212) 446-4800

RICHARDS, LAYTON & FINGER, P.A.

By: /s/ Gregory P. Williams

Gregory P. Williams (#2168)

Brock E. Czeschin (#3938)

Sarah A. Clark (#5872)

One Rodney Square

920 N. King Street

Wilmington, Delaware 19801

(302) 651-7700

Counsel for BioScrip, Inc., Myron

Z. Holubiak, Charlotte W. Collins,

Samuel P. Frieder, David R. Hubers,

Yon Y. Jorden, Tricia N. Nguyen,

Stuart A. Samuels, Gordon H. Woodward,

and Richard M Smith

OF COUNSEL PAUL HASTINGS LLP Kevin C. Logue Kurt W. Hansson 75 East 55th Street New York, New York 10022 (212) 318-6039

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

By: /s/ Thomas W. Briggs, Jr.

William M. Lafferty (#2755)

Thomas W. Briggs, Jr. (#4706)

Lauren K. Neal (#5940)

1201 N. Market Street

Wilmington, Delaware 19801

(302) 658-9200

Counsel for Coliseum Capital Management,
LLC, Coliseum Capital Partners, L.P.,
Coliseum Capital Partners II, L.P. and
Christopher S. Shackelton

14

OF COUNSEL: AKIN GUMP STRAUSS HAUER & FELD LLP Robert H. Pees Jacqueline Yecies One Bryant Park New York, New York 10036 (212) 872-7479

POTTER ANDERSON CORROON LLP

By: /s/ Matthew F. Davis

Matthew F. Davis (#4696)

Hercules Plaza

1313 North Market Street, 6th Floor

P.O. Box 951

Wilmington, Delaware 19801

(302) 984-6000

Counsel for Blackwell Partners LLC

Dated: April 30, 2015

15

EXHIBIT A

TO

THE

MEMORANDUM

OF

UNDERSTANDING

In re BioScrip, Inc. Stockholder Litig.

Proxy Supplement

This Proxy Supplement supplements the information concerning Proposal 2 contained on pages 14-23 of the April 8, 2015 Proxy Statement of BioScrip, Inc. (the “Proxy Statement”).

1.	Description of Litigation and Litigation Settlement

On April 9, 2015, two holders of BioScrip Common Stock filed class action complaints in the Delaware Court of Chancery asserting, among other things, that the 5% increase in the dividend rates of the Preferred Stock if the Company did not obtain Rule 5635 Approval by September 30, 2015 was invalid, that the BioScrip directors had breached their fiduciary duties, that the stockholder vote on the Rule 5635 Approval scheduled for the May 11, 2015 Annual Meeting was coercive and based on misleading and incomplete disclosure and that the Coliseum Investors had aided and abetted the directors’ breach of fiduciary duty. The Court of Chancery granted plaintiffs’ request for expedited proceedings on April 17, 2015, and a hearing was scheduled for May 8, 2015 on plaintiffs’ motion for a preliminary injunction preventing the vote on the Rule 5635 Approval.

After arm’s-length negotiations, plaintiffs and defendants reached an agreement-in-principle on the following settlement terms (the “Litigation Settlement”):

BioScrip will expand the disclosures in the Proxy Statement by sending this Proxy Supplement to the BioScrip stockholders.

If Proposal 2 is approved at the Annual Meeting, the Conversion Caps and Voting Cap with respect to the Series A Preferred Stock and Warrants will be removed and there will be no increase in the dividend rates for the Series A Preferred Stock.

1

If Proposal 2 is not approved at the Annual Meeting, the increased dividends provided in the terms of the Series A Preferred Stock will not go into effect until October 1, 2015 and unless the Delaware Court of Chancery in a decision to be rendered by August 31, 2015, determines that the Conversion Caps, Voting Cap and increased dividends are valid.

If Proposal 2 is not approved at the Annual Meeting and the Delaware Court of Chancery determines the Conversion Caps, Voting Cap and increased dividends are valid, then those caps will remain in effect and the increased dividends on the Series A Preferred Stock will become effective on October 1, 2015.

BioScrip will commence the Rights Offering described below on or before June 30, 2015, subject to confirmation that a June 30, 2015 commencement is achievable in light of any required regulatory or other approvals. In the Rights Offering, stockholders entitled to receive a fractional right consisting of at least ½ right will be rounded up to the nearest whole right, and stockholders entitled to receive a fractional right consisting of less than ½ right will be rounded down to the nearest whole right, provided that if the total number of units subscribed for exceeds 200,000, then each subscribing stockholder’s allocation of units will be reduced on a pro rata basis that results in a total subscription of 200,000 units.

The Litigation Settlement is subject to execution of a definitive settlement agreement and approval of the Court.

The description of the impact on Stockholders of approval or disapproval of this Proposal 2 found on page 22 of the Proxy Statement is modified by the terms of the Litigation Settlement.

2

2.	Supplemental Disclosure Regarding Increased Dividends If Proposal Is Not Approved

The disclosure in the second paragraph on page 14 of the Proxy Statement and the first paragraph on page 17 of the Proxy Statement is supplemented by adding at the end of those paragraphs the following:

However, pursuant to the Litigation Settlement described above, the increased dividend rates will not go into effect unless the Delaware Court of Chancery determines that the Conversion Caps, Voting Cap and increased dividends are valid.

3.	Supplemental Disclosure Concerning the Coliseum Transactions and Debt Repayment

The disclosure provided in the first paragraph under “General” on page 14 of the Proxy Statement is supplemented by adding the following to the end of that paragraph:

Additionally, under the Purchase Agreement, the Company agreed that it will use at least 75% of the net proceeds from the offering of 625,000 shares of Series A Preferred Stock for the repayment of outstanding indebtedness. As of April 30, 2015, the Company had repaid approximately $41.1 million of indebtedness from those net proceeds. The size of the Transaction was negotiated between the Company and the Coliseum Investors based on Company needs. The primary purposes of the Transaction were to reduce the Company’s leverage, strengthen its balance sheet and provide additional working capital.

4.	Supplemental Disclosure Concerning the March 23, 2015 Addendum

The disclosure in the Proxy Statement concerning the March 23, 2015 Addendum is supplemented by adding after the first full sentence on page 15 of the Proxy Statement, the following:

3

Prior to the Addendum, the exercise price of the Class A Warrants was $5.295 per share and the exercise price of the Class B Warrants was $6.595 per share. The purpose of the Addendum was to ensure the Transaction complied with NASDAQ Marketplace Rule 5635(d). The Addendum provides that the Warrants to be offered in the Rights Offering will have the reduced exercise prices set by the Addendum.

5.	Supplemental Disclosure Concerning the Conversion Caps and Voting Cap

The disclosure provided in the first sentence of the first bullet point on page 15 of the Proxy Statement is supplemented by adding the following after that sentence:

For purposes of determining the Conversion Cap, the number of common shares beneficially owned by a holder includes shares of Common Stock held as a result of prior conversion of Preferred Stock or exercise of Warrants, and the shares of Common Stock issuable upon the conversion of Preferred Stock being sought. Shares of Common Stock issuable upon conversion of shares of Preferred Stock that are not being converted and shares of Common Stock issuable upon exercise of Warrants that have not been previously exercised are not included in the shares beneficially owned by a holder for purposes of determining the Conversion Cap.

The disclosure in the first sentence of the second bullet point on page 15 of the Proxy Statement is supplemented by adding the following to the end of that bullet point:

For purposes of determining the Conversion Cap, the number of common shares beneficially owned by a holder includes shares of Common Stock held as a result of prior conversion of Preferred Stock or exercise of Warrants, and shares of Common Stock issuable upon the exercise of Warrants being sought. Shares of Common Stock issuable upon conversion of shares of Preferred Stock that are not being converted and shares of Common Stock issuable upon exercise of Warrants that have not been previously exercised are not included in the shares beneficially owned by a holder for purposes of determining the Conversion Cap.

4

The disclosure in the last paragraph on page 15 of the Proxy Statement is supplemented by adding the following fourth sentence of that paragraph:

Assuming the number of shares of outstanding Common Stock remains the same as what was outstanding as of the Record Date, it would require approximately five Accrued Dividends for the aggregate beneficial ownership of the Coliseum Investors to reach 20% assuming full conversion of their Series A Preferred Stock and full exercise of the Warrants. While there is a possibility that certain events could result in the Conversion Caps or Voting Caps applying, it is also possible that those caps may never apply.

The disclosure in the last paragraph on page 15 of the Proxy Statement is supplemented by adding the following after the fifth sentence of that paragraph:

However, the adjustments to the Series A Preferred Stock and Warrants as a result of such transactions may be proportionate and may not increase the Coliseum Investors potential aggregate beneficial ownership.

6.	Supplemental Disclosure on the Relationship of the Conversion Caps and Voting Cap to Increased Dividends on the Series A Preferred Stock

The Conversion Caps, the Voting Cap, and the increased dividends on the Series A Preferred Stock are the result of an arms-length negotiation between the Company and the Coliseum Investors.

5

7.	Supplemental Disclosure on the Rights Offering

The Company intends to offer the remaining 200,000 authorized shares of Series A Preferred Stock to holders of Common Stock pursuant to a rights offering to commence on or before June 30, 2015 (the “Rights Offering”). In accordance with the terms of the Transaction, the Coliseum Investors will not be permitted to participate in the Rights Offering.

In the Rights Offering, rights to purchase units consisting of one (1) share of Preferred Stock, 2.88 Class A Warrants exercisable at $5.17 per common share and 2.88 Class B Warrants exercisable at $6.45 per common share will be distributed to BioScrip’s common stockholders for a subscription price of $100 per unit. The Company will be filing a Final Prospectus at the time the Rights Offering is commenced, which will contain final terms.

The rights and securities offered for subscription under the Rights Offering may not be sold, nor may offers to buy be accepted, prior to the time the applicable registration statement becomes effective. This does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Rights Offering securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

8.	Supplemental Disclosure Concerning Section 203 of the Delaware General Corporation Law

The Coliseum Investors are not subject to the restrictions set forth in 8 Del. C. § 203 because the Company’s Board approved the Transaction prior to its close on March 9, 2015. The Company did not waive the protections under Section 203 of the Delaware General Corporate Law in its certificate of incorporation.

6